Exhibit 99.1

Company Contact:	Investor Relations
HearUSA, Inc.	Scott Liolios or Ron Both
Stephen J. Hansbrough	Liolios Group, Inc.
Chairman and CEO	Email: info@liolios.com
Tel 561-478-8770, ext 132	Tel 949-574-3860

HearUSA Appoints Ozarslan A. Tangun to

Board of Directors

West Palm Beach, Fla. – October 28, 2009 -- HearUSA, Inc. (NYSE AMEX: EAR), the recognized leader in hearing care for the nation's top managed care providers through 180 company-owned hearing care centers and a network of over 1,900 affiliated providers, has appointed Ozarslan A. Tangun to its board of directors. His appointment increases the total number of board members to nine, seven of whom are now independent directors. Tangun was also appointed to serve on the audit, compensation, and nominating and corporate governance committees of the board.

Tangun is managing member of Patara Capital Management, LP, an investment partnership he founded in April 2006. Previously, he held the positions of senior vice president and associate director of research for Southwest Securities before serving for six years as the firm’s director of research. Tangun also serves on the board of directors of XETA Technologies, a Nasdaq-traded communications solution company servicing Fortune 1000 companies. Tangun graduated from the University of Iowa with an MBA concentration in finance and is a CFA charter holder.

“Oz brings to HearUSA extensive knowledge and many years of experience in finance and the capital markets, which we believe will help guide our growth and progress," said HearUSA's chairman and CEO, Stephen J. Hansbrough. “As a significant shareholder, he also brings that unique and valuable perspective. We are indeed very fortunate to have him join our board of directors.”

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through 180 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina and Pennsylvania. The company also derives revenues from its HearUSA Hearing Care Network, comprised of more than 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

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